Exhibit 99.2
Contacts:	Dolph Baker, President and CEO Timothy A. Dawson, Vice President and CFO (601) 948-6813

CAL-MAINE FOODS, INC. UPDATES VOLUNTARY EGG RECALL INFORMATION

JACKSON, Miss. (November 9, 2010) —  Cal-Maine Foods, Inc. (NASDAQ: CALM) today provided additional product information related to the voluntary egg recall announced on Friday, November 5, 2010.    The following, which constitutes an additional 120 dozen shell eggs that have the potential to be contaminated with Salmonella Enteritidis (SE), was added today to the products included in this recall.

Product Description	Plant Number	Julian Date	Sell By/Expiration Date
Pippin Loose Medium	1457	282	11/07/10

Plant numbers and Julian dates can be found printed on the individual cartons.  The Julian date follows the plant number, for example P1457-282.

Salmonella is an organism which can cause serious and sometimes fatal infections in young children, frail or elderly people, and others with weakened immune systems. Healthy persons infected with Salmonella often experience fever, diarrhea, nausea, vomiting and abdominal pain. In rare circumstances, infection with Salmonella can result in the organism getting into the bloodstream and producing more severe illnesses such as arterial infections, endocarditis or arthritis.

Consumers who believe they may have purchased potentially affected shell eggs should not eat them but should return them to the store where they were purchased for a full refund.  Questions and concerns may also be directed to Cal-Maine’s corporate office at 1-866-276-6299 between 8:00 a.m. and 4:30 p.m. CST.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs.  The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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